Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated October 15, 2007
Relating to Preliminary Prospectus Dated September 26, 2007
Registration Statement No. 333-142144

6,000,000 Shares

Common Stock

SoundBite Communications, Inc. is providing you with the following updated information in connection with the initial public offering of shares of our common stock.

Our financial statements for the quarter ended September 30, 2007 are not yet available. The following are our preliminary expectations as to certain operating results for the third quarter of 2007:

•	We expect revenues to be between $10.0 million and $10.1 million for the quarter ended September 30, 2007, compared to revenues of $7.8 million for the quarter ended September 30, 2006.

•	We expect gross profit as a percentage of revenue to be between 63.0% and 64.0% for the quarter ended September 30, 2007, compared to 66.8% for the quarter ended September 30, 2006.

These preliminary expectations are based upon management estimates and are subject to quarterly review procedures and final recommendations and adjustments. Actual operating results may differ from our expectations, and those differences may be material. Operating results for the quarter ended September 30, 2007 are not necessarily indicative of the results to be expected in future periods.

To review a filed copy of our current registration statement, please click on the following link:
http://www.sec.gov/Archives/edgar/data/1163698/000095013507006141/0000950135-07-006141-index.htm.

SoundBite Communications, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SoundBite has filed with the SEC for more complete information about SoundBite and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus if you request it by contacting Cowen and Company at 631-254-7106 or Thomas Weisel Partners LLC at 415-364-2500.